Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Diageo plc:

We consent to the use of our report dated 13 August 2005 with respect to the consolidated balance sheets of Diageo plc and subsidiaries at 30 June 2005 and 30 June 2004, and the related consolidated profit and loss accounts, consolidated statements of total recognised gains and losses, and consolidated cash flow statements for each of the years in the three-year period ended 30 June 2005, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG Audit Plc

Chartered Accountants

London, England

27 March 2006